                                       --------------------------------------
FORM 3                                              OMB APPROVAL
                                       --------------------------------------
                                         OMB Number:              3235-0104
                                         Expires:        September 30, 1998
                                         Estimated average burden
                                         hours per response             0.5
                                       --------------------------------------


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

Startt Acquisition, Inc. (1)
-----------------------------------------------------------
   (Last)               (First)              (Middle)

c/o Lawrence Ruben Company, Inc.
600 Madison Avenue, 20th Floor
-----------------------------------------------------------
                        (Street)

New York,            NY              10022
-----------------------------------------------------------
   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

10/16/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Issuer Name and Ticker and Trading Symbol


Starrett Corporation (SHO)
-------------------------------------------------------------------------------
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


   --------------------------------------------------

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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check all applicable)

   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                             TABLE I--Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------------------------------------------
 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Onwership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
common stock, par value
$1.00 per share            10,900(2)                        (2)                  (2)
--------------------------------------------------------------------------------------------------------------------

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

Remainder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one person, see Instruction 5(b)(v).

                                                                        (Over)
                              Page 1 of 7 Pages                SEC 1473 (9-96)
                                                                  193479-1.wpd

----------------------------------------------------------------------------------------------------------------------------------
  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security
                                                                          of            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Right to buy (3)              (3)      (3)        common stock, par value  3,317,211     $12.25            (3)             (3)
                                                        $1.00 per share
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

(1) Pursuant to Instruction 5(b)(v), this Form 3 is filed jointly by all of the undersigned (collectively, the "Reporting Persons"), who may be deemed to be members of a "group" pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended. Startt Acquisition, Inc. ("Purchaser") has been designated to make the filing of this Form 3.

              STARTT ACQUISITION, INC.


           By: /s/ Jonathan I. Mayblum                      October 27, 1997
              ----------------------------------------     ------------------
              Name: Jonathan I. Mayblum                       Date
              Title: President

              ** Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is sufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            Page 2 of 7 Pages                  SEC 1473 (9-96)

Name:  Startt Acquisition, Inc.

Address:     c/o Lawrence Ruben Company, Inc.
             600 Madison Avenue, 20th Floor
             New York, NY   10022

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)


Continuation of Footnotes:

(2) The 10,900 shares of common stock of the issuer reported as beneficially owned are owned beneficially by Richard G. Ruben and Mark Lasry, who share control of Avenue Investments L.P., which directly owns such shares. The Reporting Persons other than Messrs. Ruben and Lasry disclaim beneficial ownership of such shares, and this report shall not be deemed an admission that such Reporting Persons are the beneficial owners of such securities for purposes of Section 16 or any other purpose.

(3) The derivative securities reported herein represent the rights of Purchaser under the Shareholders Agreement dated October 16, 1997 among certain principal shareholders of the issuer (the "Principal Shareholders"), Purchaser and Purchaser's Parent pursuant to which the Principal Shareholders have agreed, subject to certain exceptions, to validly tender (and not withdraw), pursuant to the terms of a cash tender offer commenced by Purchaser, the shares of common stock of the issuer owned by them. The Reporting Persons disclaim beneficial ownership of such shares, and this report shall not be deemed an admission that the Reporting Persons are the beneficial owners of such securities for purposes of Section 16 or any other purpose.

































                                     Page 3 of 7 Pages

                            Joint Filer Information


Name:  Startt Acquisition, LLC

Address:     c/o Lawrence Ruben Company, Inc.
             600 Madison Avenue, 20th Floor
             New York, NY   10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     STARTT ACQUISITION, LLC

                   By: /s/ Jonathan I. Mayblum
                       --------------------------
                       Name:  Jonathan I. Mayblum
                       Title:  President







Name:  LR Startt, LLC

Address:  c/o Lawrence Ruben Company, Inc.
             600 Madison Avenue, 20th Floor
             New York, NY   10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     LR STARTT, LLC

                   By: /s/ Jonathan I. Mayblum
                       --------------------------
                        Name:   Jonathan I. Mayblum
                        Title:  Authorized Signatory







Name:  Richard G. Ruben

Address:     c/o Lawrence Ruben Company, Inc.
             600 Madison Avenue, 20th Floor
             New York, NY   10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:       /s/ Richard G. Ruben
                 ----------------------
                 Richard G. Ruben




                               Page 4 of 7 Pages

Name:  AV  Startt, LLC

Address:     c/o Argent Ventures, LLC
             335 Madison Avenue, 26th Floor
             New York, NY   10017

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     AV STARTT, LLC

                   By:  /s/ Andrew Penson
                        ----------------------
                        Name:  Andrew Penson
                        Title:   Authorized Signatory







Name:  Andrew Penson

Address:     c/o Argent Ventures, LLC
             335 Madison Avenue, 26th Floor
             New York, NY   10017

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:      /s/ Andrew Penson
                ----------------------
                Andrew Penson







Name:  AM Startt, LLC

Address:     c/o Amroc Investments, Inc.
             335 Madison Avenue
             New York, NY   10017

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     AM STARTT, LLC

                   By:  /s/ Mark Lasry
                        ----------------------
                        Name:  Mark Lasry
                        Title:  Authorized Signatory


                               Page 5 of 7 Pages

Name:  Mark Lasry

Address:      c/o Amroc Investments, Inc.
              335 Madison Avenue
              New York, NY   10017

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:    /s/ Mark Lasry
              ----------------------
              Mark Lasry






Name:  BA Startt, LLC

Address:  c/o Blackacre Capital Group, L.P.
          450 Park Avenue, 28th Floor
          New York, NY   10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     BA STARTT, LLC

               By Blackacre Capital Group, L.P., Managing Member

               By Blackacre Capital Management Corp.,
                  General Partner

                   By:  /s/ Jeffrey B. Citrin
                        ------------------------
                        Name:  Jeffrey B. Citrin
                        Title: President


Name:  Blackacre Capital Group, L.P.

Address:     450 Park Avenue, 28th Floor
             New York, NY  10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     BLACKACRE CAPITAL GROUP, L.P., Managing Member

                           By  Blackacre Capital Management Corp.,
                               General Partner

                                     By:  /s/ Jeffrey B. Citrin
                                          ------------------------
                                          Name:  Jeffrey B. Citrin
                                          Title:  President

                           Page 6 of 7 Pages

Name:  Blackacre Capital Management Corp.

Address:  c/o Blackacre Capital Group, L.P.
          450 Park Avenue, 28th Floor
          New York, NY   10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:    BLACKACRE CAPITAL MANAGEMENT CORP.

                   By:  /s/ Jeffrey B. Citrin
                        ------------------------
                        Name:  Jeffrey B. Citrin
                        Title:  President


Name:  Jeffrey B. Citrin

Address:  c/o Blackacre Capital Group, L.P.
          450 Park Avenue, 28th Floor
          New York, NY   10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     /s/ Jeffrey B. Citrin
               ----------------------
               Jeffrey B. Citrin


                               Page 7 of 7 Pages